Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-3 of our report dated February 28, 2014 relating to the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2013 and 2012, for the years ended December 31, 2013 and 2012 and for the period from June 13, 2000 (inception) to December 31, 2013. We also consent to the reference to our firm under the headings "Experts" appearing therein..

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 24, 2014